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FORM 4             U.S. SECURITIES AND EXCHANGE COMMISSION
------                     WASHINGTON, D.C.  20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] CHECK THIS BOX IF NO LONGER
    SUBJECT TO SECTION 16.  FORM 4
    OR FORM 5 OBLIGATIONS MAY
    CONTINUE.  SEE INSTRUCTION 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of
                      the Investment Company Act of 1940

(Print or Type Responses)

1.  Name and Address of Reporting Person*  2.  Issuer Name and Ticker or Trading Symbol   3.  IRS or Social Security Number of
                                                                                              Reporting Person (Voluntary)
    Owens        Gary            D             OYO Geospace Corporation (OYOG)
    ------------------------------------       ----------------------------------------       --------------------------------
    (Last)       (First)        (Middle)

    7334 N. Gessner Road
    ------------------------------------
                 (Street)

    Houston       Texas        77040
    ------------------------------------
    (City)       (State)         (Zip)


4.  Statement for Month/Year    5.  If Amendment, Date of     6.  Relationship of Reporting Person to Issuer
                                    Original (Month/Year)         (Check all applicable)
     11/97
    ------------------------        ---------------------          x    Director                           10% Owner
                                                                  ---                               ---

                                                                   x    Officer (give title below)         Other (specify below)
                                                                  ---                               ---

7.  Individual or Joint/Group Filing (Check Applicable)           President and Chief Executive Officer
                                                                  -------------------------------------
             x   Form filed by One Reporting Person
           ---

                Form filed by More than One Reporting Person
           ---

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TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.  Title of Security            2.  Transaction Date         3.  Transaction Code              4.  Securities Acquired (A) or
    (Instr. 3)                       (Month/Day/Year)             (Instr.8)                         Disposed of (D) (Instr. 3, 4
                                                                                                    and 5)
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                                                                   Code      /     V              Amount / (A) or (D) / Price
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Common Stock, $.01 par value                11/24/97                P            N/A                 200       A            $15.25
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Common Stock, $.01 par value (Restricted)+  11/26/97                A            N/A              10,000       A            $-0-
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Common Stock, $.01 par value                11/26/97                P            N/A             200,000       A            $14.00
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                                        5.  Amount of Securities     6.  Ownership Form:  Direct     7.   Nature of Indirect
                                            Beneficially Owned           (D) or Indirect (I)              Beneficial Ownership
                                            at End of Month              (Instr. 4)                       (Instr. 4)
                                            (Instr. 3 and 4)
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                                                                             I                              By wife
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                                                                             D                              N/A
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                                               212,000                       D                              N/A
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form filed by more than one reporting person, see Instruction 4(b)(v)                                       SEC 1474 (7/96)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative  2. Conversion or   3. Transaction    4. Transaction      5. Number of Derivative   6. Date Exercisable and
   Security (Instr. 3)     Exercise Price     Date (Month/      Code (Instr. 8)     Securities Acquired       Expiration Date
                           of Derivative      Day/Year)                             (A) or Disposed of        (Month/Day/Year)
                           Security                                                 (D) (Instr. 3, 4,
                                                                                    and 5)
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                                                                Code   /   V           (A)    /   (D)      Date           Expiration
                                                                                                           Exercisable    Date
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Key Employee Stock Option   $14.00         11/26/97             A          N/A        20,000     N/A         ++            11/26/07
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        7.  Title and Amount                 8.  Price of     9.  Number of      10.   Ownership      11.  Nature of
            of Underlying                        Derivative       Derivative           Form of             Indirect
            Securities (Instr.                   Security         Securities           Derivative          Beneficial
            3 and 4)                             (Instr. 5)       Beneficially         Security:           Ownership
                                                                  Owned at             Direct (D)          (Instr. 4)
                                     Amount or                    End of               or Indirect
                                     Number of                    Month                (I) (Instr. 4)
            Title                    Shares                       Instr. 4)
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Common Stock, $.01 par value     20,000 shares      $-0-          20,000                    D               N/A
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EXPLANATION OF RESPONSES:

+ The restricted stock vests as follows: with respect to 2,500 shares, on November 26, 1998; with respect to 2,500 shares, on November 26, 1999; with respect to 2,500 shares on November 26, 2000; with respect to 2,500 shares, on November 26, 2001.

++ The Option is exercisable as follows: with respect to 5,000 shares, not earlier than November 26, 1998; with respect to 5,000 shares, not earlier than November 26, 1999 with respect to 5,000 shares, not earlier than November 26, 2000; with respect to 5,000 shares, not earlier than November 26, 2001.



** Intentional misstatements or omissions of facts constitute                             /s/ GARY D. OWENS              12/8/97
   Federal Criminal Violations.  See 18 U.S.C. 1001 and 15                                -----------------------------  ----------
   U.S.C. 78ff(a).                                                                        ** Signature of                   Date
                                                                                             Reporting Person

Note:  File three copies of this Form, one of which must
       be manually signed.  If space provided is insufficient,
       see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this                                 Page 2 of 2
form are not required to respond unless the form displays the currently valid OMB Number.                            SEC 1474 (7/96)